Exhibit 99.1

Environmental Power Corporation Reports Q1 2006 Financial Results

PORTSMOUTH, N.H., May 11, 2006 — Environmental Power Corporation (AMEX:EPG) (the “Company”) today announced results for the first quarter ended March 31, 2006 (see attached tables).

Total revenues for the first quarter of 2006 decreased by $807,000, or 5%, to $14.4 million for the three months ended March 31, 2006, as compared to $15.2 million for the same period in 2005.

Billed power generation revenues at the Company’s subsidiary, Buzzard Power Corporation (“Buzzard”), increased by $658,000 to $14.5 million as a result of increased power rates and improved operating capacity, as compared to $13.9 million for the previous year. Buzzard operated at 99.1% of capacity for this period, compared to 98.5% of capacity for the same period in 2005. However, this increase in billed power generation revenues was completely offset by a decrease in accrued power generation revenues of $1.1 million, as a result of the FASB 13 accounting treatment of the Scrubgrass lease. This adjustment has no effect on pre-tax income because it is completely offset by a decrease in accrued lease expense.

The Company’s subsidiary, Microgy, Inc. (“Microgy”), recognized $883,000 of revenues relating to the construction and management of its first three projects, compared to $1.3 million of such revenues in the same period in 2005. This decrease in sales is a result of the strategic move from a focus on the sale of facilities to a model focused on the ownership of facilities, pursuant to which Microgy will construct and own facilities for its own account and generate revenues from the ongoing sale of the biogas or pipeline-grade gas produced.

Total costs and expenses increased by $1.1 million, or 8%, to $15.8 million for the three months ended March 31, 2006, as compared to $14.7 million for the same period in 2005.

Total costs and expenses remained relatively flat at Buzzard, increasing to $13.2 million from $12.9 million. Operating expenses increased by $705,000, as a result of increased labor and supplies costs. This increase was offset by decreases in general and administrative expenses of $425,000 and in lease expenses of $56,000.

Total costs and expenses at Microgy decreased slightly to $2.2 million from $2.4 million. Cost of goods sold decreased by $773,000, as Microgy shifted focus to an ownership model as opposed to a sales model. This decrease was partially offset by increases in general and administrative expenses of $572,000.

All Other Segments reported an increase in total costs and expenses of $1.1 million, with $752,000 of that increase resulting from non-cash compensation expenses. The remainder of the increase was attributable to an increase in general and administrative expenses of $311,000.

Buzzard generated a pre-tax profit of $308,000 in the first quarter of 2006, as compared to pre-tax income of $977,000 in the same period in 2005. Pre-tax losses at Microgy totaled $1.3 million and $1.1 million for the respective periods.

The Company reported a net loss for the first quarter of 2006 of $1.4 million, or $0.15 per share, on 9.6 million weighted average common shares outstanding, as compared to net income of $405,000, or $0.06 per share, on 6.4 million weighted average common shares outstanding in the first quarter of 2005.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology. Microgy is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas from agricultural and food industry wastes. The biogas can be used to produce pipeline-grade methane or marketable biogas, liquefied natural gas, or LNG, renewable electrical energy or thermal energy, as well as other useful by-products. Environmental Power’s other principal subsidiary, Buzzard Power Corporation, holds a 22-year leasehold interest in the waste-coal fired Scrubgrass facility. Scrubgrass generates 83 MW of electricity by burning more than 600,000 tons of waste coal annually from active and abandoned area mine waste dumps. For more information visit the Company’s web site at www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” “proposed,” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31, 2006	March 31, 2005
Results of Operations Data:
Revenues	$14,364	$15,171
Costs and expenses:
Operating expenses	$6,937	$6,232
Lease expenses	5,514	5,570
Cost of goods sold	773	1,546
General and administrative expenses	2,307	1,849
Non-cash compensation	164	(588)
Depreciation and amortization	127	117

	$15,822	$14,726

Operating (loss) income	$(1,458)	$445
Other income (expense):
Interest income	$118	$26
Interest expense	(155)	(138)
Amortization of deferred gain	77	77

	$40	$(35)

(Loss) income before income taxes	$(1,418)	$410
Income tax expense (benefit)	8	4

Net (loss) income	$(1,426)	$406

Basic earnings (loss) per common share	$(0.15)	$0.06
Diluted earnings (loss) per common share	$(0.15)	$0.06
Weighted average number of common shares outstanding (diluted)	9,593	6,685

Balance Sheet Data:
Total assets	122,851	118,226
Working capital	17,451	18,434
Deferred gain	3,161	3,470
Long-term obligations	82,646	84,028
Shareholders’ equity	25,097	22,589

SOURCE: Environmental Power Corporation

CONTACT

Kam Tejwani of Environmental Power Corporation, +1-603-431-1780 ktejwani@environmentalpower.com; or	Investor Relations, John Baldissera of BPC Financial Marketing for Environmental Power Corporation, 1-800-368-1217